CANTOR FITZGERALD INFRASTRUCUTRE FUND

(Class S Shares: CFISX)

Supplement dated December 23, 2024

to the Prospectus and Statement of Additional Information dated August 1, 2024

This supplement updates certain information contained in the Prospectus and Statement of Additional Information for the Cantor Fitzgerald Infrastructure Fund (the “Fund”) dated August 1, 2024. You may obtain copies of the Fund’s Prospectus and Statement of Additional Information free of charge online at www.cantorinfrastructurefund.com, or upon request by calling toll-free 855-9-CANTOR.

Effective as of the close of trading on the New York Stock Exchange (“close of business”) on February 28, 2025, the Class S shares of the Fund will be closed to new investors and to new investments by existing shareholders (with the exception of dividend and/or capital gain reinvestments and certain recurring investments such as those made pursuant to an automatic investment plan). Existing Class S shareholders will continue to be able to participate in periodic repurchase offers, as currently described in the Prospectus.

Please retain this Supplement for future reference.